SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 18, 2004 (June 17, 2004)

The Warnaco Group, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	001-10857	95-4032739

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

501 Seventh Avenue, New York, New York	10018

(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	(212) 287-8000

(Former name or former address, if changed since last report)

Item 5.	Other Events and Regulation FD Disclosure.

On June 17, 2004, The Warnaco Group, Inc. issued a press release announcing that it had named Helen McCluskey Group President, Intimate Apparel. A copy of the press release is attached to this report as Exhibit 99.1 and is incorporated herein by reference.

Item 7.	Financial Statements and Exhibits.

(c)	Exhibits

Exhibit No.	Description

99.1	Press Release, dated June 17, 2004

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE WARNACO GROUP, INC.

Date:	June 18, 2004	By:	/s/ Jay A. Galluzzo

Name:	Jay A. Galluzzo
Title:	Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Document

99.1	Press Release, dated June 17, 2004

EXHIBIT 99.1

Company Contact:	Deborah Abraham Director, Investor Relations 212-287-8289

WARNACO NAMES HELEN MCCLUSKEY GROUP PRESIDENT, INTIMATE APPAREL

NEW YORK – June 17, 2004 —The Warnaco Group, Inc. (Nasdaq: WRNC) today announced that it has named Helen McCluskey Group President, Intimate Apparel. McCluskey will be responsible for all aspects of the Company’s intimate apparel brands including Warner’s®, Olga®, Body by Nancy Ganz(TM), as well as Lejaby®, Lejaby Rose® and JLO by Jennifer Lopez® lingerie.

McCluskey, 49, brings a wealth of intimate apparel experience to Warnaco. She joins Warnaco from Liz Claiborne Corporation where she was serving as Group President of its Moderate Women’s Sportswear division. Previously, she spent 18 years in Sara Lee Corporation’s intimate apparel units. She held executive positions in marketing, operations and general management, including President of Playtex Apparel from 1999 to 2001.

Joe Gromek, Warnaco’s President and Chief Executive Officer, said, “We are delighted to welcome Helen to the Warnaco team. Helen’s substantial industry experience in intimate apparel and ready to wear areas makes her uniquely suited to capitalize on the opportunities that exist within the Intimate Apparel Group.”

McCluskey said, “I am very excited to be joining Joe and the rest of the Warnaco management team. Warnaco’s intimate apparel brands have a strong history and I look forward to working with the management team to position those brands for success.”

About The Warnaco Group, Inc.

The Warnaco Group, Inc., (Nasdaq: WRNC), headquartered in New York, is a leading apparel company engaged in the business of designing, marketing and selling intimate apparel, menswear, jeanswear, swimwear, men’s and women’s sportswear and accessories under such owned and licensed brands as Warner’s®, Olga®, Lejaby®, Body by Nancy Ganz(TM), JLO by Jennifer Lopez® lingerie, Chaps®, Calvin Klein® men’s and women’s underwear, men’s accessories, men’s, women’s, junior women’s and children’s jeans and women’s and juniors swimwear, Speedo® men’s, women’s and children’s swimwear, sportswear and swimwear accessories, Anne Cole Collection®, Cole of California®, Catalina® and Nautica® swimwear.

Additional Contacts:	Media:	Doug Morris Gavin Anderson & Co. 212-515-1964

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